Form of

Addendum to Management Agreement between

Lord Abbett Investment Trust

and

Lord, Abbett & Co. LLC

Dated: [April 20, 2011] (the “Addendum”)

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Investment Trust (the “Trust”), on behalf of its Lord Abbett Inflation Focused Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated October 20, 1993 (“Management Agreement”), shall be as follows: [0.40] of [1%] of the first [$3 billion] of the Fund’s average daily net assets; [0.35] of [1%] of the next [$2 billion] of such assets; and [0.30] of [1%] of such assets in excess of [$5 billion].

For purposes of Section 15(a) of the Act, this Addendum, together with the Management Agreement and addenda thereto insofar as they have not been superseded, shall together constitute the investment advisory contract of the Trust.

LORD ABBETT INVESTMENT TRUST

BY:
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

BY:
Lawrence H. Kaplan
Member and General Counsel